Exhibit 10.7

May 31, 2010

Mark Voll

[ADDRESS]

Dear Mark:

This letter will formally set forth our offer of employment with InvenSense, Inc. (the “Company”), and shall supersede all other verbal and written offers. We are pleased to offer you the position of Chief Financial Officer initially reporting to Steve Nasiri, CEO. As such, you will be responsible along with the rest of the Company’s executive team for the successful execution of the Company’s business plan. More specifically, you will be responsible for the following tasks and duties:

1.	You will serve as the CFO of the Company and will report to the CEO and Board of Directors based on the requirements of a pre-public company, and potential public company duties,
2.	Perform all services, acts or other necessary or advisable activities to run the daily financial operations of the Company, install the best practices in the finance and accounting department, and ensure timely and accurate close of the books on monthly and quarterly bases.
3.	Participate in the process of taking the Company through its initial IPO target date and execute all the necessary and fiduciary documents. To come up to speed on the company business, financial, operations, customers base, and other functions to be able to contribute in the roadshow and preparation related IPO activities,
4.	Work with the CEO on the strategic vision for the Company by participating in all strategic and tactical matters as they relate to future business requirements, budget management, cost benefit analysis, and forecasting needs of the Company,
5.	Establish strong FP&A department and function that can provide useful and viable budgeting and financial analysis for the use by executive teams and CEO. Provide the CEO with an operating budget, and work with the Department VP’s to ensure successful implementations through cost analysis support and measuring matrixes.
6.	Oversee the activities and coordination of independent auditors ensuring audit issues are resolved, and compliance issues are met, and the preparation of the annual financial statements is in accordance with U.S. GAAP and other required supplementary schedules and information,
7.	Ensure systems of internal controls and procedures that are installed and maintained and that substantiating documentation is approved and available such that all processes will pass Sarbanes Oxley independent audits,
8.	Oversee the management and coordination of all fiscal reporting activities for the organization,
9.	Perform other duties and tasks that may be assigned from time to time.

Your base salary will be Two Hundred Forty Thousand dollars ($240,000) per annum. Upon becoming a full time employee of the company, your base salary, benefits, and any bonuses will be payable in accordance with the Company’s standard payroll and benefit policies. In addition you will be compensated based on the following schedule:

1.	You will also receive Sixty Thousand dollars ($60,000) Executive Bonus pay (pro-rata based on your start date relative to the start of FY2011, on April 1, 2010). Bonus is based on your quarterly goals performance, which will be mutually agreed upon within your first 30 days. Payment will be made in April 2011, per company stated policy following the completion of fiscal 2011.

2.	Subsequently, you will participate in the Fiscal Year 2012 Executive Company Bonus Plan, determined by the BOD. Details of the Plan will be published at a future date.

Pending approval of the Board of Directors and upon your acceptance of the employment offer set forth in this letter, you will be recommended for a standard employee stock option plan grant of Company Common Stock to be approved at our next Board of Directors’ Meeting, or sooner, and at a price per share to be set by the board as the share price of the Company’s Common Stock. The stock option Grant shall be for Four Hundred Thousand shares, (400,000). These shares shall be vested over a four-year period at the rate of 25% of the shares after completion of the first twelve months of service and 1/48th per month thereafter, and are in accordance to the Company’s approved ESOP plan grants.

Like all of the other employees of the Company your employment by the Company will constitute an “at will” employment and can be terminated at any time upon notice by either yourself or the Company management. This offer will be contingent upon your acceptance of the company’s Employee Proprietary Information Agreement. Also, you must establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (1-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

Your start date must be June 7th, 2010 or sooner if mutually agreed.

This offer will expire on June 1,2010 at 7:00PM.

If the foregoing correctly reflects our understanding please sign where indicated below. We are very pleased and excited about your acceptance of our offer of employment. We believe you can add a lot of value to the company and we are looking forward to our working together.

Very Truly Yours,
INVENSENSE, INC.

/s/ Steve Nasiri
Steve Nasiri, President & CEO

Accepted

/s/ Mark Voll	5/31/10
Date

Start Date:	June 7, 2010

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